EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Reports 2009 First Quarter Results

JERSEY CITY, New Jersey, April 30, 2009 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced preliminary and unaudited financial results for the first quarter of 2009.

First Quarter Results

Net sales for the three months ended March 31, 2009 decreased to $43,871,000 compared to $60,869,000 for the first quarter of 2008.

Net earnings for the first quarter of 2009 were $816,000.  This compares to net earnings for the first quarter of 2008 of $2,167,000.

Income from operations for the first quarter of 2009 was affected by a gain of $4.6 million ($2.9 million or $0.25 per share after tax) on the sale of a building in Jersey City, New Jersey in 2007, which had been deferred until certain environmental and other regulations were resolved during this year's first quarter, and by additional restructuring charges of $0.4 million ($0.3 million or $0.02 per share after tax) related to last year's termination of manufacturing operations at the Company's DC-DC manufacturing facility in Massachusetts.

Net income per diluted Class A common share was $0.06 for the first quarter of 2009, compared to diluted Class A common share earnings of $0.17 for the first quarter of 2008.  Net income per diluted Class B common share was $0.07 for the first quarter of 2009, compared to diluted Class B common share earnings of $0.19 for last year's first quarter.

"During the first quarter we continued to closely manage costs to reflect the reduced pace of activity in our markets, and moved forward on programs launched last year to consolidate our manufacturing facilities in southeast China and relocate our relatively labor intensive operations to lower labor cost areas in that country.  The business generated more than $15,000,000 in cash during the period despite the decrease in revenue.  Visibility into our customers' near-term requirements for our products is limited, but we remain focused on providing the highest quality products and service while continuing to refine our operations and protect our strong financial position in anticipation of improved business conditions in the future," said Daniel Bernstein, Bel's president.

At March 31, 2009, Bel reported working capital of approximately $163,000,000, including cash, cash equivalents, short-term investments and marketable securities of approximately $106,388,000, a current ratio of 8.4, total long-term obligations of $10,213,000, and shareholders' equity of $216,367,000.  At December 31, 2008, cash, cash equivalents , short-term investments and marketable securities were approximately $92,700,000, working capital was approximately $164,000,000, the current ratio was 6.5, total long-term obligations were $14,377,000, and shareholders' equity was $217,773,000.  Bel repurchased 6,070 Class A common shares during the first quarter.

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Bel Reports 2009 First Quarter Results
April 30, 2009
Page Two

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate in the call, dial (212) 231-6005, reservation #21415683.  A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com.  A replay will be available after 1:00 p.m. EST, for a period of 20 days, at this same Internet address.  For a telephone replay, dial (800) 633-8284, reservation #21415683 after 1:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies).  Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding improved business conditions in the future) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)

Net Sales	$43,871	$60,869

Costs and expenses:
Cost of Sales	38,211	49,638
Selling, general and administrative	7,653	8,933
Restructuring charge	413	—
Gain on sale of property, plant and equipment	(4,665)	—

	41,612	58,571

Income from operations	2,259	2,298

Other, net	8	—
Realized gain (loss/impairment charge) on investment	2	(280)
Interest income	181	913

Earnings before provision for income taxes	2,450	2,931

Income tax provision	1,634	764

Net earnings	$816	$2,167

Earnings per Class A common share - basic	$0.06	$0.17
Earnings per Class A common share - diluted	$0.06	$0.17

Weighted average Class A common shares outstanding - basic	2,176	2,532
Weighted average Class A common shares outstanding - diluted	2,176	2,532

Earnings per Class B common share - basic	$0.07	$0.19
Earnings per Class B common share - diluted	$0.07	$0.19

Weighted average Class B common shares outstanding - basic	9,362	9,307
Weighted average Class B common shares outstanding - diluted	9,362	9,314

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2009	2008	LIABILITIES & EQUITY	2009	2008
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$185,309	$193,619	Current liabilities	$22,144	$29,634
Property, plant
& equipment, net	38,699	39,936	Noncurrent liabilities	10,213	14,377
Goodwill	14,204	14,334
Intangibles & other assets	10,512	13,895	Stockholders' equity	216,367	217,773
Total Assets	$248,724	$261,784	Total Liabilities & Equity	$248,724	$261,784